Exhibit 10.11

STANDARD NON-EXCLUSIVE LICENSE AGREEMENT

[**] VECTORS LICENSE A10571

TABLE OF CONTENTS

Section 1 Definitions
Section 2 Grant
Section 3 Due Diligence
Section 4 Payments
Section 5 Certain Warranties and Disclaimers of UFRF
Section 6 Record Keeping
Section 7 Patent Prosecution
Section 8 Infringement and Invalidity
Section 9 Term and Termination
Section 10 Assignability
Section 11 Dispute Resolution Procedures
Section 12 Product Liability; Conduct of Business
Section 13 Use of Names
Section 14 Miscellaneous
Section 15 Notices
Section 16 Contract Formation and Authority
Section 17 United States Government Interests
Section 18 Confidentiality

Appendix A - Development Plan
Appendix B - Development Report
Appendix C - UFRF Royalty Report

This Agreement is made effective the 18th day of September, 2012, (the “Effective Date”) by and between the University of Florida Research Foundation, Inc. (hereinafter called “UFRF”), a nonstock, nonprofit Florida corporation, and Applied Genetic Technologies Corporation (hereinafter called “Licensee”), a small entity corporation organized and existing under the laws of Delaware;

WHEREAS, UFRF owns certain inventions that are described in the “Licensed Patents” defined below, and UFRF is willing to grant a license to Licensee under any one or all of the Licensed Patents and Licensee desires a license under all of them;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties covenant and agree as follows:

Section 1	Definitions

1.1	“Licensed Patents” shall refer to and mean all of the following UFRF intellectual property:

1.1.1	the United States patent(s)/patent application(s) [**], and all United States and foreign patents and patent applications based on this U.S. application; and

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1.1.2	all United States and foreign patents issued from the applications listed in 1.1.1 and from divisionals and continuations of these applications, to the extent the claims are directed to subject matter specifically described in [**], all to the extent owned or controlled by UFRF.

1.2	“Licensed Product” and “Licensed Process” shall mean:

1.2.1	In the case of a Licensed Product, any product or part thereof, on a country-by-country basis, developed by or on behalf of Licensee that:

(a)	is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Licensed Patents, in any country in which any product is made, used or sold; or

(b)	is manufactured by using a process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Licensed Patents, in any country in which any such process is used or in which any such product is used or sold; or

(c)	incorporates, utilizes or was developed utilizing Know-How or which is manufactured using Know-How.

1.2.2	In the case of a Licensed Process, any process, on a country-by-country basis:

(a)	which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Licensed Patents in any country in which such process is practiced; or

(b)	which incorporates or utilizes Know-How.

1.3	“Net Sales” shall mean the total dollar amount invoiced on sales of Licensed Products and/or Licensed Processes by licensee, sublicensee or affiliates. Total amount invoiced may include only promotional discounts allowed in amounts customary in the trade.

1.4	The term “Affiliate” shall mean: (a) any person or entity which controls at least fifty percent (50%) of the equity or voting stock of the Licensee or (b) any person or entity fifty percent (50%) of whose equity or voting stock is owned or controlled by the Licensee or (c) any person or entity of which at least fifty percent (50%) of the equity or voting stock is owned or controlled by the same person or entity owning or controlling at least fifty percent (50%) of Licensee.

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1.5	“Sublicense” means, directly or indirectly, to sublicense, grant any other right with respect to, or agree not to assert, any right licensed to Licensee under this Agreement.

1.6	“Sublicensee” means any third party to whom Licensee grants a Sublicense.

1.7	“Development Plan” shall mean a written report summarizing the development activities that are to be undertaken by the Licensee to bring Licensed Products and/or Licensed Processes to the market. The Development Plan is attached as Appendix A.

1.8	“Development Report” shall mean a written account of Licensee’s progress under the Development Plan having at least the information specified on Appendix B to this Agreement, and shall be sent to the address specified on Appendix B.

1.9	“Licensed Field” shall mean all fields of use.

1.10	“Licensed Territory” shall be worldwide.

1.11	“Know-How” means unpatented technology and/or information that was developed by the Investigator, including without limitation methods, processes, techniques, compounds, cell lines, materials, sequences, drawings, indications, data, results of tests, or studies, plans, and expertise, whether patentable or not, which relates specifically to the Licensed Patents and existing on the date hereof, only to the extent wholly owned and controlled by UFRF and is necessary to exercise the License Patents, except that, Know-How shall not include the Licensed Patents.

1.12	“Investigator” means [**] while employed by the University of Florida,

Section 2	Grant

2.1	License under Licensed Patents

Subject to the terms of this Agreement, UFRF hereby grants to Licensee a royalty bearing non-exclusive license, limited to the Licensed Field and the Licensed Territory, under the Licensed Patents to make, have made, develop, import, export, offer to sell, sell, have sold and use Licensed Products and/or Licensed Processes.

2.2	License under Know-How

Subject to the terms of this Agreement, UFRF hereby grants to Licensee a royalty-bearing, non-exclusive license, limited to the Licensed Field and the Licensed Territory, under the Know-How to make, have made, develop, use, lease, import, export, offer to sell, sell and have sold Licensed Products and Licensed Processes.

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UFRF shall deliver the Know-How to Licensee promptly following execution of this Agreement in a manner and form as mutually agreed between the parties. UFRF and Licensee acknowledge and agree that all direct derivatives and modifications to the tyrosine vector gene sequence as provided by UFRF created by Licensee shall be the property of UFRF and shall be considered Know-How; provided, however that all other materials, substances, modifications, cell lines, derivations, progeny created, developed or produced by Licensee as a result of Licensee’s research or use of the Know-How shall be the property of Licensee, including any intellectual property right associated therewith.

2.3	Sublicense

2.3.1	Licensee may grant written Sublicenses to third parties provided only that such Sublicense also includes a sublicense to Sublicensee to other intellectual property owned by or licensed to Licensee and not covered by this Agreement. However, any agreement granting a Sublicense shall state that the Sublicense is subject to the terms and condition of this Agreement and to the termination of this Agreement. Licensee shall have the same responsibility for the activities of any Sublicensee or Affiliate as if the activities were directly those of Licensee.

2.3.2	In respect to Sublicenses granted by Licensee under Section 2.3.1 above, Licensee shall pay to UFRF an amount equal to what Licensee would have been required to pay to UFRF had Licensee sold the amount of Licensed Products or Licensed Processes sold by such Sublicensee. In addition, if Licensee receives any fees, minimum royalties, or other payments in consideration for any rights granted under a Sublicense, and such payments are not based directly upon the amount or value of Licensed Products or Licensed Processes sold by the Sublicensee, then Licensee shall pay UFRF [**] of such payments within thirty (30) days of receipt of any such fees from Sublicensee; provided, however, that Licensee shall not be obligated to make payment under this Section with respect to (a) amounts paid to Licensee to reimburse Licensee for patent costs paid by Licensee pursuant to Section 7; (b) equity investments in Licensee by a sublicensee up to the amount of the fair market value of the equity purchased on the date of the investment; and (c) reimbursement received by Licensee for Licensee’s actual future research and development costs for research or development to be performed by Licensee (together with subcontractors if applicable) and such costs designated for the development of a Licensed Product or Licensed Process; Licensee shall not receive from Sublicensees anything of value in lieu of cash payments in consideration for any Sublicense under this Agreement without the express prior written permission of UFRF. Licensee shall provide UFRF with a final unredacted copy of each sublicense agreement and any agreement which transfers intellectual property rights granted hereunder, within thirty (30) days after the execution of the sublicense agreement and further agrees to forward to UFRF annually a copy of such reports received by Licensee from its Sublicensees pertinent to the payments-under said sublicense agreements.

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Section 3	Due Diligence

3.1	Development.

3.1.1	Licensee agrees to and warrants that: it has, or will obtain, the expertise necessary to independently evaluate the inventions of the Licensed Patents; it will establish and actively and diligently pursue the Development Plan (See Appendix A) to the end that the inventions of the Licensed Patents will be utilized to provide Licensed Products and/or Licensed Processes for sale in the retail market within the Licensed Field; and until the date of first commercial sale of Licensed Products, it will supply UFRF with a written Development Report annually fifteen (15) days after the end of the calendar year (see Appendix B). UFRF’s review of Licensee’s Development Plan and Development Report is solely to verify the existence of Licensee’s commitment to development activity and to ensure compliance with Licensee’s obligations to commercialize the inventions of the Licensed Patents, as set forth above.

Licensee agrees that [**] shall occur [**] of this Agreement or UFRF shall have the right to terminate the Agreement pursuant to Section 9.3 hereto. In addition, Licensee will meet the milestones shown in Appendix D or UFRF shall have the right to terminate the Agreement pursuant to Section 9.3. Licensee will notify UFRF in writing as each milestone is met.

3.1.2	Upon written request by Licensee to negotiate extensions of the date of first commercial sale or any milestones or due dates set forth in Appendix D, such request to be received by UFRF no less than ninety (90) days prior to any of the due dates subject of such request, set forth in this Section 3.1.2, such request fully describing Licensee’s diligent efforts to achieve the milestone required to be met by such due date, UFRF shall consider in good faith such requests. Upon granting such request, UFRF and Licensee shall negotiate such extensions in good faith.

Section 4	Payments,

4.1	License Issue Fee.

Licensee agrees to pay to UFRF a license issue fee of [**] within thirty (30) days of the Effective Date.

4.2	Running Royalty.

4.2.1

In addition to the Section 4.1 license issue fee, Licensee agrees to pay to UFRF earned royalties calculated as a percentage of Net Sales in accordance with the terms and conditions of this Agreement. The royalty

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is deemed earned as of the earlier of the date the Licensed Product and/or Licensed Process is actually sold and paid for, the date an invoice is sent by Licensee or its Sublicensee(s), or the date a Licensed Product and/or Licensed Process is transferred to a third party for any promotional reason. The royalty shall remain fixed while this Agreement is in effect (a) at a rate of [**] of Net Sales of Licensed Products, for each Licensed Product, on a country-by-country basis, that is (i) covered in whole or part by an issued, unexpired claim or a pending claim contained in the Licensed Patents, in the country in which such Licensed Product is made, imported, exported, used or sold or (ii) is manufactured using a process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Licensed Patents, in the country in which the Licensed Process is used or (b) at a rate of [**] for the Net Sales of Licensed Processes, for each License Process, on a country-by-country basis, that is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Licensed Patents in the country in which such Licensed Process is practiced. For clarification, only one royalty shall be due with respect to the same unit of Licensed Product.

4.2.2	Royalties are payable for the longer of [**].

4.2.3	In the event that licenses from third parties are required by Licensee in order to make, have made, use, sell, offer to sell or import any particular Licensed Product or Licensed Process, then the earned royalty which Licensee is obligated to pay UFRF under Section 4.2 shall be reduced by [**] for each one dollar ($1.00) in royalties which Licensee pays to third parties under such licenses, further provided, however, that the royalties payable to UFRF under Section 4.2.1 shall not be reduced to less than [**] of the applicable Net Sales.

4.2.4	If a Licensed Product or Licensed Process is covered under another patent of UFRF, the rights to which have been licensed to the Licensee by UFRF under any other license agreement and which license agreement calls for the payment of royalties, duplicate royalties for the sales of such Licensed Products or Licensed Process shall not be owed to UFRF by Licensee. Under such circumstances, the royalty calculation shall be made only once, even though the sale of the Licensed Product or Licensed Process may fall under more than one patent and more than one license agreement. If a Licensed Product or Licensed Process is covered under another patent of UFRF, the rights to which have been licensed to Licensee by UFRF, Licensee shall pay only the highest applicable royalty rates under any one license agreement.

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4.3	Other Payments.

4.3.1	Licensee agrees to pay UFRF Minimum Royalty payments, as follows:

Payment	Year
[**]	[**]

and every year thereafter on the same date, for the life of this Agreement.

The Minimum Royalty shall be paid in advance on a quarterly basis for each year in which this Agreement is in effect. The first Minimum Royalty payment shall be due on December 31st, 2012 and shall be in the amount of [**]. The Minimum Royalty for a given year shall be due in advance and shall be paid in quarterly installments on March 31, June 30, September 30, and December 31 for the following quarter. Any Minimum Royalty paid in a calendar year will be credited against the earned royalties for that calendar year. It is understood that the minimum royalties will be applied to earned royalties on a calendar year basis, and that sales of Licensed Products and/or Licensed Processes requiring the payment of earned royalties made during a prior or subsequent calendar year shall have no effect on the annual Minimum Royalty due UFRF for other than the same calendar year in which the royalties were earned.

4.3.2	In addition to all other payments required under this Agreement, Licensee agrees to pay UFRF milestone payments within thirty (30) days of the first achievement of such milestone, as follows:

Payment	Event
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

If a Licensed Product or Licensed Process is covered under another patent of UFRF, the rights to which have been licensed to Licensee by UFRF and which license agreement calls for milestone payments for the same milestone event to be paid to UFRF as set forth above, duplicative milestone payments shall not be owed to UFRF by Licensee with respect to a given Licensed Product or Licensed Process. Under such circumstances, the milestone payments shall be made only once, even though the development milestone may apply to more than one license, provided that the dollar value of the milestone payment is the greatest of all applicable milestone payments for such License Product or Licensed Process.

4.4	Sublicense Fees

Licensee shall pay sublicense fees to UFRF per Section 2.3.2 of this Agreement within thirty days (30) of the receipt of any such fees from Sublicensee.

4.5	Accounting for Payments.

4.5.1	Amounts owing to UFRF under Section 4.2 shall be paid on a quarterly basis after the amount of minimum royalties paid is exceeded, with such

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amounts due and received by UFRF on or before the thirtieth day following the end of the calendar quarter ending on March 31, June 30, September 30 or December 31 in which such amounts were earned. The balance of any amounts owing to UFRF pursuant to this Agreement which remain unpaid more than thirty (30) days after they are due to UFRF shall accrue interest until paid at the rate of the lesser of one and one-half percent (1.5%) per month or the maximum amount allowed under applicable law. However, in no event shall this interest provision be construed as a grant of permission for any payment delays. Licensee shall also be responsible for repayment to UFRF of any attorney, collection agency, or other out-of-pocket UFRF expenses required to collect overdue payments due from this Section 4.5.1, Section 6.2 or any other applicable section of this Agreement.

4.5.2	Except as otherwise directed, all amounts owing to UFRF under this Agreement shall be paid in U.S. dollars to UFRF at the following address:

University of Florida Research Foundation, Inc.

223 Grinter Hall

PO Box 115500

Gainesville, Florida 32611-5500

Attention: Business Manager

All monies owing stated in currencies other than U.S. dollars shall be converted at the rate shown in the Federal Reserve Noon Valuation - Value of Foreign Currencies on the day preceding the payment.

4.5.3	A certified full accounting statement showing how any amounts payable to UFRF under Section 4.2 have been calculated shall be submitted to UFRF on the date of each such payment. Such accounting statements shall contain a written representation signed by an executive officer of Licensee that states that the statements are true, accurate, and fairly represent all amounts payable to UFRF pursuant to this Agreement. Such accounting shall be on a per-country and product line, model or trade name basis and shall be summarized on the form shown in Appendix C of this Agreement. In the event no payment is owed to UFRF because the amount of minimum royalties paid has not been exceeded or otherwise, an accounting demonstrating that fact shall be supplied to UFRF.

4.5.4	UFRF is exempt from paying income taxes under U.S. law. Therefore, all payments due under this Agreement shall be made without deduction for taxes, assessments, or other charges of any kind which may he imposed on UFRF by any government outside of the United States or any political subdivision of such government with respect to any amounts payable to UFRF pursuant to this Agreement. All such taxes, assessments, or other charges shall be assumed by Licensee.

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Section 5	Certain Warranties and Disclaimers of UFRF

5.1	UFRF warrants that, except as otherwise provided under Section 17.1 of this Agreement with respect to U.S. Government interests, it is the owner of the Licensed Patents or otherwise has the right to grant the licenses granted to Licensee in this Agreement. However, nothing in this Agreement shall be construed as:

5.1.1	a warranty or representation by UFRF as to the validity of scope of any right included in the Licensed Patents;

5.1.2	a warranty or representation that anything made, used, sold or otherwise disposed of under the license granted in this Agreement will or will not infringe patents of third parties;

5.1.3	an obligation to bring or prosecute actions or suits against third parties for infringement of Licensed Patents;

5.1.4	an obligation to furnish any services other than those specified in this Agreement; or

5.1.5	a warranty or representation by UFRF that it will not grant licenses to others to make, use or sell products not covered by the claims of the Licensed Patents which may be similar and/or compete with products made or sold by Licensee.

5.2	EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, UFRF MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING. UFRF ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO USE, SALE, OR OTHER DISPOSITION BY LICENSEE, ITS SUBLICENSEES, ITS AFFILIATES, OR THEIR VENDEES OR OTHER TRANSFEREES OF PRODUCT INCORPORATING OR MADE BY USE OF INVENTIONS LICENSED UNDER THIS AGREEMENT.

Section 6	Record Keeping

6.1	Licensee and each of its Sublicensees or its Affiliates shall keep books and records sufficient to verify the accuracy and completeness of Licensee’s or the Sublicensee’s or the Affiliate’s accounting referred to above, including without limitation, inventory, purchase and invoice records, manufacturing records, sales analysis, general ledgers, financial statements, and tax returns relating to the Licensed Products and/or Licensed Processes. Such books and records shall be preserved for a period not less than six years after they are created, both during and after the term of this Agreement.

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6.2	Licensee shall take all steps necessary so that UFRF may within thirty (30) days of its written request, audit, review and/or copy all of the books and records at a single U.S. location to verify the accuracy of Licensee’s or its Sublicensee’s or its Affiliate’s accounting. Such review may be performed by any authorized employees of UFRF as well as by any attorneys and/or accountants designated by UFRF, upon reasonable notice and during regular business hours. If a deficiency with regard to any payment hereunder is determined, Licensee shall pay the deficiency within thirty (30) days of receiving notice thereof along with applicable interest as described in Section 4.5.1. If a royalty payment deficiency for a calendar year exceeds [**] of the royalties paid for that year, then Licensee shall be responsible for paying UFRF’s out-of-pocket expenses incurred with respect to such review.

6.3	At any time during the term of this agreement, UFRF may request in writing that Licensee verify the calculation of any past payments owed to UFRF through the means of a self-audit. Within ninety (90) days of the request, Licensee shall complete a self-audit of its books and records to verify the accuracy and completeness of the payments owed. Within thirty (30) days of the completion of the self-audit, Licensee shall submit to UFRF a report detailing the findings of the self-audit and the manner in which it was conducted in order to verify the accuracy and completeness of the payments owed. If Licensee has determined through its self-audit that there is any payment deficiency, Licensee shall pay UFRF the deficiency along with applicable interest under Section 4.5.1 with the submission of the self-audit report to UFRF.

Section 7	Patent Prosecution

7.1	UFRF shall diligently prosecute and maintain the Licensed Patents using counsel of its choice. UFRF shall provide Licensee with copies of all patent applications amendments, and other filings with the United States Patent and Trademark Office and foreign patent offices. UFRF will also provide Licensee with copies of office actions and other communications received by UFRF from the United States Patent and Trademark Office and foreign patent offices relating to Licensed Patents. Licensee agrees to keep such information confidential.

7.2	Licensee shall pay to UFRF the sum of [**], within 30 days of the Effective Date to partially reimburse any and all expenses associated with preparation, filing, prosecution, issuance, maintenance, defense, and reporting of the Licensed Patents incurred prior to the Effective Date.

7.3	Licensee shall be responsible for and pay [**] incurred by UFRF related to the preparation, filing, prosecution, issuance, maintenance, defense and reporting of the Licensed Patents subsequent to and separate of those expenses cited in section 7.2 within thirty (30) days of receipt of an invoice from UFRF. It shall be the responsibility of Licensee to keep UFRF fully apprised of the “small entity” status of Licensee with respect to the U.S. patent laws and with respect to the patent laws of any other countries, if applicable, and to inform UFRF of any changes in such status, within thirty days of any such change.

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Section 8	Infringement and Invalidity

8.1	UFRF shall have the sole right to determine, in its sole and absolute discretion, whether or not to take action in connection with any infringement or alleged infringement of the Licensed Patents. In no event shall UFRF be obligated to take any action in connection with any infringement or alleged infringement of the Licensed Patents nor shall Licensee have any right to take action with respect to infringement of the Licensed Patents.

8.2	If UFRF prosecutes any such infringement, Licensee agrees that UFRF may include Licensee as a co-plaintiff in any such suit, without expense to Licensee.

8.3	Licensee shall, at the request and expense of UFRF, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

8.4	In the event a declaratory judgment action alleging invalidity or non-infringement of any of the Licensed Patents shall be brought against Licensee, UFRF, at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene and take over the sole defense of the action at its own expense.

8.5	In the event Licensee contests the validity of any Licensed Patents, Licensee shall continue to pay royalties and make other payments pursuant to this Agreement with respect to that patent as if such contest were not underway until the patent is adjudicated invalid or unenforceable by a court of last resort.

Section 9	Term and Termination

9.1	The term of this license shall begin on the Effective Date of this Agreement and continue until the later of the date that no Licensed Patent remains an enforceable patent and the date on which Licensee’s obligation to pay royalties expires pursuant to Section 4.2 above.

9.2	Licensee may terminate this Agreement at any time by giving at least sixty (60) days written notice of such termination to UFRF. Such a notice shall be accompanied by a statement of the reasons for termination.

9.3	UFRF may terminate this Agreement by giving Licensee at least sixty (60) days written notice if Licensee fails to remedy any of these problems within such 60-day notice period:

9.3.1	is delinquent on any report or payment

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9.3.2	is not diligently developing and commercializing Licensed Products and Licensed Processes

9.3.3	is in breach of any provision of this Agreement

9.3.4	provides any false report

9.3.5	goes into bankruptcy, liquidation or has a receiver appointed to control any assets

9.3.6	violates any laws or regulations of applicable government entities; or

9.3.7	shall cease to carry on its business pertaining to Licensed Patents.

9.3.8	if payments of earned royalties under Section 4.2 once begun ceases for more than (2) calendar quarters

9.4	UFRF may immediately terminate this Agreement upon the occurrence of the second separate default by Licensee within any consecutive three-year period for failure to pay royalties, patent or any other expenses when due.

9.5	Upon the termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. Licensee shall remain obligated to provide an accounting for and to pay royalties earned to the date of termination, and any minimum royalties shall be prorated as of the date of termination by the number of days elapsed in the applicable calendar year. Licensee may, however, after the effective date of such termination, sell all Licensed Products, and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that Licensee shall remain obligated to provide an accounting for and to pay running royalties thereon.

Section 10	Assignability

10.1	This Agreement may not be transferred or assigned by Licensee except with the prior written consent of UFRF, which shall not be unreasonably withheld; provided, however, that Licensee may assign any of its rights under this Agreement in any country to any Affiliates and may delegate its obligations under this Agreement in any country to any Affiliates; and provided, however, that such assignment shall not relieve Licensee of its responsibilities for performance of its obligations under this Agreement. Licensee may assign all of its rights and obligations under this Agreement in connection with a merger or similar reorganization or the sale of all or substantially all of the assets and or stock of the Licensee. This Agreement shall survive any such merger or reorganization of Licensee within, into, or such sale of assets and/or stock to, another party, and no consent for such merger, reorganization or sale shall be required hereunder. Licensee shall provide UFRF written notice of assignment within thirty (30) days of the effective date of such assignment. Any attempted assignment in contravention of this Section 10.1 shall be null and void and shall constitute a material breach of this Agreement.

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10.2	The new assignee shall assume all responsibilities of Licensee under this Agreement and must agree in writing to UFRF to be bound by this Agreement.

Section 11	Dispute Resolution Procedures

11.1	Mandatory Procedures.

In the event either party intends to file a lawsuit against the other with respect to any matter in connection with this Agreement, compliance with the procedures set forth in this Section shall be a condition precedent to the filing of such lawsuit, other than for injunctive relief. Either party may terminate this Agreement as provided in this Agreement without following the procedures set forth in this section.

11.1.1	When a party intends to invoke the procedures set forth in this section, written notice shall be provided to the other party. Within thirty (30) days of the date of such notice, the parties agree that representatives designated by the parties shall meet at mutually agreeable times and engage in good faith negotiations at a mutually convenient location to resolve such dispute.

11.1.2	If the parties fail to meet within the time period set forth in section 11.1.1 above or if either party subsequently determines that negotiations between the representatives of the parties are at an impasse, the party declaring that the negotiations are at an impasse shall give notice to the other party stating with particularity the issues that remain in dispute.

11.1.3	Not more than 15 days after the giving of such notice of issues, each party shall deliver to the other party a list of the names and addresses of at least three individuals, any one of whom would be acceptable as a neutral advisor in the dispute (the “Neutral Advisor”) to the party delivering the list. Any individual proposed as a Neutral Advisor shall have experience in determining, mediating, evaluating, or trying intellectual property litigation and shall not be affiliated with the party that is proposing such individual.

11.1.4	Within 10 days after delivery of such lists, the parties shall agree on a Neutral Advisor. If they are unable to so agree within that time, within 5 days, they shall each select one individual from the lists. Within 5 days, the individuals so selected shall meet and appoint a third individual from the lists to serve as the Neutral Advisor. Within 30 days after the selection of a Neutral Advisor:

(a)	The parties shall each provide a written statement of the issues in dispute to the Neutral Advisor.

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(b)	The parties shalt meet with the Neutral Advisor in Gainesville, Florida on a date and time established by the Neutral Advisor. The meeting must be attended by persons authorized to make final decisions on behalf of each party with respect to the dispute. At the meeting, each party shall make a presentation with respect to its position concerning the dispute. The Neutral Advisor will then discuss the issues separately with each party and attempt to resolve all issues in the dispute. At the meeting, the parties will enter into a written settlement agreement with respect to all issues that are resolved. Such settlement agreement shall be final and binding with respect to such resolved issues and may not be the subject of any lawsuit between the parties, other than a suit for enforcement of the settlement agreement.

11.1.5	The expenses of the neutral advisor shall be shared by the parties equally. All other out-of-pocket costs and expenses for the alternative dispute resolution procedure required under this Section shall be paid by the party incurring the same.

11.1.6	Positions taken and statements made during this alternative dispute resolution procedure shall be deemed settlement negotiations and shall not be admissible for any purpose in any subsequent proceeding.

11.2	Failure to Resolve Dispute.

If any issue is not resolved at the meeting with the Neutral Advisor, either party may file appropriate administrative or judicial proceedings with respect to the issue that remains in dispute. No new issues may be included in the lawsuit without the mandatory procedures set forth in this section having first been followed.

11.3	Survival.

The provisions of this Section shall survive termination of this Agreement.

Section 12	Product Liability; Conduct of Business

12.1

Licensee and its Sublicensees shall, at all times during the term of this Agreement and thereafter, indemnify, defend and hold UFRF, the Florida Board of Governors, the University of Florida Board of Trustees, the University of Florida, and each of their directors, officers, employees, and agents, and the inventors of the Licensed Patents, regardless of whether such inventors are employed by the University of Florida at the time of the claim, harmless against all claims and expenses, including legal expenses and reasonable attorneys’ fees, whether arising from a third party claim or resulting from UFRF’s enforcing this indemnification clause against Licensee, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the

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production, manufacture, sale, use, lease, consumption, marketing, or advertisement of Licensed Products or Licensed Process(es) or arising from any right or obligation of Licensee hereunder. Notwithstanding the above, UFRF at all times reserves the right to retain counsel of its own to defend UFRF’s, the Florida Board of Governors’, the University of Florida Board of Trustees’, the University of Florida’s, and the inventor’s interests.

12.2	Licensee warrants that it now maintains and will continue to maintain liability insurance coverage appropriate to the risk involved in producing, manufacturing, selling, marketing, using, leasing, consuming, or advertising the products subject to this Agreement and that such insurance coverage lists UFRF, the Florida Board of Governors, the University of Florida Board of Trustees, the University of Florida, and the inventors of the Licensed Patents as additional insureds. Within thirty (30) days after the execution of this Agreement and thereafter annually between January 1 and January 31 of each year, Licensee will present evidence to UFRF that the coverage is being maintained with UFRF, the University of Florida, and its inventors listed as additional insureds. In addition, Licensee shall provide UFRF with at least thirty (30) days prior written notice of any change in or cancellation of the insurance coverage.

Section 13	Use of Names

Licensee and its Sublicensees shall not use the names of UFRF, or of the University of Florida, nor of any of either institution’s employees, agents, or affiliates, nor the name of any inventor of Licensed Patents, nor any adaptation of such names, in any promotional, advertising or marketing materials or any other similar form of publicity, or to suggest any endorsement by the such entities or individuals, without the prior written approval of UFRF in each case.

Section 14	Miscellaneous

14.1	This Agreement shall be construed in accordance with the internal laws of the State of Florida

14.2	The parties hereto are independent contractors and not joint venturers or partners.

14.3	Licensee shall ensure that it applies patent markings that meet all requirements of U.S. law, 35 U.S.C. §287, with respect to all Licensed Products subject to this Agreement.

14.4	This Agreement constitutes the full understanding between the parties with reference to the subject matter hereof, and no statements or agreements by or between the parties, whether orally or in writing, shall vary or modify the written terms of this Agreement. Neither party shall claim any amendment, modification, or release from any provisions of this Agreement by mutual agreement, acknowledgment, or otherwise, unless such mutual agreement is in writing, signed by the other party, and specifically states that it is an amendment to this Agreement.

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14.5	Licensee shall not encumber or otherwise grant a security interest in any of the rights granted hereunder to any third party.

14.6	Licensee acknowledges that it is subject to and agrees to abide by the United States laws and regulations (including the Export Administration Act of 1979 and Arms Export Control Act) controlling the export of technical data, computer software, laboratory prototypes, biological material, and other commodities. The transfer of such items may require a license from the cognizant agency of the U.S. Government or written assurances by Licensee that it shall not export such items to certain foreign countries and/or foreign persons without prior approval of such agency. UFRF neither represents that a license is or is not required or that, if required, it shall be issued.

14.7	Licensee is responsible for any and all wire/bank fees associated with all payments due to UFRF pursuant to this agreement.

14.8	Survival

The provisions of this Section shall survive termination of this Agreement. Upon termination of the Agreement for any reason, the following sections of the License Agreement will remain in force as non-cancelable obligations:

•	Section 6	Record Keeping

•	Section 9	Requirement to pay royalties on sale of Licensed Products made, and in process, at the time of License Agreement termination

•	Section 12	Product Liability; Conduct of Business

•	Section 13	Use of Names

•	Section 18	Confidentiality

Section 15	Notices

Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given

•	when delivered personally, or

•	if sent by facsimile transmission, when receipt thereof is acknowledged at the facsimile number of the recipient as set forth below, or

•	the second day following the day on which the notice has been delivered prepaid to a courier service, or

•	five (5) business days following deposit in the U.S. mall if sent certified mail, (return receipt acknowledgement is not required to certify delivery).

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15.1	If to the University of Florida Research Foundation, Inc.:

President

University of Florida Research Foundation, Inc.

223 Grinter Hall

University of Florida

Post Office Box 115500

Gainesville, FL 32611-5500

Facsimile Number: 352-846-0505

with a copy to:

Office of Technology Licensing

Attn: Director

747 SW Second Avenue

University of Florida

Post Office Box 115575

Gainesville, Florida 32611-5575

Facsimile Number: 352-392-6600

15.2	If to Licensee:

Sue Washer, CEO

Applied Genetic Technologies Corporation

11801 Research Drive, Suite D

Alachua, FL 32615

Facsimile Number 386-462-0875

With a copy to

Fred Hutchison

Hutchison Law Group

5410 Trinity Road

Suite 400

Raleigh, North Carolina 27607

Section 16	Contract Formation and Authority

The submission of this Agreement does not constitute an offer, and this document shall become effective and binding only upon the execution by duly authorized representatives of both Licensee and UFRF. Copies of this Agreement that have not been executed and delivered by both UFRF and Licensee shall not serve as a memorandum or other writing evidencing an agreement between the parties. This Agreement shall automatically terminate and be of no further force and effect, without the requirement of any notice from UFRF to Licensee, if UFRF does not receive the License Issue Fee or certificates representing shares issued to UFRF pursuant to this Agreement, as applicable, within thirty (30) days of the Effective Date.

16.1	UFRF and Licensee hereby warrant and represent that the persons signing this Agreement have authority to execute this Agreement on behalf of the party for whom they have signed.

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16.2	Force Majeure.

No default, delay, or failure to perform on the part of Licensee or UFRF shall be considered a default, delay or failure to perform otherwise chargeable hereunder, if such default, delay or failure to perform is due to causes beyond either party’s reasonable control including, but not limited to: strikes, lockouts, or inactions of governmental authorities, epidemics, war, embargoes, fire, earthquake, acts of God, or default of common carrier. In the event of such default, delay or failure to perform, any date or times by which either party is otherwise scheduled to perform shall be extended automatically for a period of time equal in duration to the time lost by reason of the excused default, delay or failure to perform.

Section 17	United States Government Interests

17.1	It is understood that the United States Government (through any of its agencies or otherwise) has funded research, [**], during the course of or under which any of the inventions of the Licensed Patents were conceived or made. The United States Government is entitled, as a right, under the provisions of 35 U.S.C. §202-212 and applicable regulations of Title 37 of the Code of Federal Regulations, to a non-exclusive, nontransferable, irrevocable, paid-up license to practice or have practiced the inventions of such Licensed Patents for governmental purposes. Any license granted to Licensee in this Agreement shall be subject to such right.

17.2	Licensee agrees that for Licensed Products covered by the Licensed Patents that are subject to the non-exclusive royalty-free license to the United States Government, said Licensed Products will be manufactured substantially in the United States. Licensee further agrees that it shall abide by all the requirements and limitations of U.S. Code, Title 35, Chapter 18, and implementing regulations thereof, for all patent applications and patents invented in whole or in part with federal money.

Section 18	Confidentiality

18.1

Each Party shall maintain all information of the other Party which is treated by such other Party as proprietary or confidential (referred to herein as “Confidential Information”) in confidence, and shall not disclose, divulge or otherwise communicate such confidential information to others, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, and each party hereby agrees to exercise every reasonable precaution to prevent and restrain the unauthorized disclosure of such confidential information by any of its Affiliates, directors, officers, employees, consultants, subcontractors, Sublicensees or agents. Licensee’s Confidential Information includes but is not limited to the Development Plan, Development Reports and all other financial, research, development or business reports, strategies and agreements, including Sublicenses, of Licensee. The parties agree to keep the terms of this Agreement confidential, provided that each party may disclose this Agreement to their authorized agents and investors who are bound by similar

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confidentiality provisions. Notwithstanding the foregoing, Confidential Information of a party shall not include information which: (a) was lawfully known by the receiving party prior to disclosure of such information by the disclosing party to the receiving party; (b) was or becomes generally available in the public domain, without the fault of the receiving party; (c) is subsequently disclosed to the receiving party by a third party having a lawful right to make such disclosure; (d) is required by law, rule, regulation or legal process to be disclosed, provided that the receiving party making such disclosure shall take alt reasonable steps to restrict and maintain to the extent possible confidentiality of such disclosure and shall provide reasonable notice to the other party to allow such party the opportunity to oppose the required disclosure; or (e) has been independently developed by employees or others on behalf of the receiving party without access to or use of disclosing party’s information as demonstrated by written record. Each party’s obligations under this Section 18 shall extend for a period of five (5) years from termination or expiration of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the dates indicated below. UNIVERSITY OF FLORIDA RESEARCH FOUNDATION, INC.

UNIVERSITY OF FLORIDA RESEARCH FOUNDATION, INC.

/s/ David L. Day	Date:	9/14, 2012
David L. Day
Director of Technology Licensing

LICENSEE APPLIED GENETIC TECHNOLOGIES CORPORATION

By:	/s/ Susan B. Washer	Date:	9/18, 2012
Susan B. Washer, President and CEO

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Appendix A - Development Plan

A Development Plan of the scope outlined below shall be submitted to UFRF by Licensee prior to the execution of this agreement. In general, the plan should provide UFRF with a summary overview of the activities that Licensee.

1.	Development Program

A.	Development activities to be undertaken

[**]

II.	Governmental Approval

[**]

III.	Proposed Market Approach

[**]

IV.	Competitive Information

[**]

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Appendix B - Development Report

When appropriate, indicate estimated start date and finish date for activities.

I.	Date Development Plan Initiated and Time Period Covered by this Report.

II.	Development Report (4-8 paragraphs).

A.	Activities completed since last report including the object and parameters of the development, when initiated, when completed and the results.

B.	Activities currently under investigation, i.e., ongoing activities including object and parameters of such activities, when initiated, and projected date of completion.

III.	Future Development Activities (4-8 paragraphs).

A.	Activities to be undertaken before next report including, but not limited to, the type and object of any studies conducted and their projected starting and completion dates.

B.	Estimated total development time remaining before a product will be commercialized.

C.	One year before commencement of manufacturing or commercial production, Licensee will include in the Development Report specifics of planned manufacturing or production

IV.	Changes to Initial Development Plan (2-4 paragraphs).

A.	Reasons for change.

B.	Variables that may cause additional changes.

V.	Items to be Provided if Applicable:

A.	Information relating to Licensed Products that has become publicly available, e.g., published articles, competing products, patents, etc.

B.	Development work being performed by third parties, other than Licensee, to include name of third party, reasons for use of third party, planned future uses of third parties including reasons why and type of work.

C.	Update of competitive information trends in industry, government compliance (if applicable) and market plan.

D.	Information and copies of relevant materials evidencing the status of any patent applications or other protection relating to Licensed Products or the Licensed Patents.

E.	One year before commencement of manufacturing or commercial production, Licensee will include in the Development Report specifics of planned manufacturing or production.

PLEASE SEND DEVELOPMENT REPORTS TO:

University of Florida Research Foundation, Inc.

Attn: Director

The Innovation Hub

747 SW Second Avenue

P.O. Box 115575

Gainesville, FL 32611-5575

Facsimile: 352-392-6600

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Appendix C

UFRF Royalty Report

Licensee:

Inventor:

Period Covered: From:

Prepared By

Approved By:

Agreement:

P#:	P

Through:

Date:

Date:

If license covers several major product lines, please prepare a separate report for each line. Then combine all product lines into a summary report.

Report Type: ☐	Single Product Line Report:

☐	Multiproduct Summary Report. Page 1 of Pages

☐	Product Line Detail. Line:	Tradename:	Page:

Report Currency: ☐	U. S. Dollars	☐	Other

	Gross	* Less:	Net	Royalty	Period Royalty Amount
Country	Sales	Allowances	Sales	Rate	This Year	Last Year
U.S.A.
Canada
Europe:

Japan
Other:

TOTAL:

Total Royalty:                              Conversion Rate:                              Royalty in U.S. Dollars:     $

The following royalty forecast is non-binding and for UFRF’s internal planning purposes only:

Royalty Forecast Under This Agreement: Next Quarter:             Q2:             Q3:             Q4:

* On a separate page, please indicate the reasons for returns or other adjustments if significant.

Also note any unusual occurrences that affected royalty amounts during this period.

To assist UFRF’s forecasting, please comment on any significant expected trends in sales volume.

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Appendix D – Milestones

1.	Licensee has already provided UFRF a preliminary Development Plan. Within six months of execution of this license, Licensee will provide UFRF a detailed document covering Licensee’s plans as to projected product development, markets and sales forecasts, manufacturing and operations, and financial forecasts (“Business Plan”). UFRF will treat this Business Plan as confidential information and to protect it as UFRF would its own confidential information.

[**]

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